Filed Pursuant to Rule 433

Registration No. 333-132911

MLFM PFE KBH .99 2 5 Merrill Lynch Factor ModelSM Overview The merits of hedge fund investing have been well publicized, and since 1990 hedge fund assets have grown 45-fold to an estimated $1.75 trillion (Source: HFR Industry Reports© HFR Inc. Q2 2007,www.hedgefundresearch.com, used with permission). As the level of competition among fund managers has grown, it has become more difficult for average managers to outperform their benchmarks after fees. Passive alternatives to hedge funds, based on well-known and widely traded market measures, represent a natural evolution in an increasingly mature industry. Hedge Fund Growth Hedge Fund Assets ($ Billions) Number of Hedge Funds $2,000 8,000 $1,800 Estimated HF Assets 7,000 $1,600 Estimated # of Funds (ex FOF) 6,000 $1,400 Merrill Lynch Factor ModelSM 5,000 $1,200 $1,000 4,000 $800 3,000 $600 2,000 $400 1,000 $200 $0 0 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 Q1 Q2 2007 2007 A New Approach to Source: HFR Industry Reports© HFR Inc. Q2 2007, www.hedgefundresearch.com, Alternative Investments used with permission Description The most common way to employ a passive alternative investment strategy has been through investments in funds of hedge funds. Indices that are designed to measure the performance of the hedge fund universe are another method, but are often non-investable. The Merrill Lynch Factor Model (the “Model”) is designed to provide a high correlation to “hedge fund beta,” the portion of hedge fund returns which can be explained by exposure to certain market measures, and not individual manager skill. To accomplish this, the Model seeks to emulate the performance of the HFRI Fund Weighted Composite Index (the “HFRI Composite Index”) using the publicly reported prices of a basket of liquid, well-known market measures. The HFRI Composite Index is a non-investable index which tracks the performance of over 2,000 hedge funds on a monthly basis.

The Model is composed of a combination of the following market measures:

| Market Measure[1] | Bloomberg Ticker |
|---|---|
| S&P 500® Total Return | SPTR <Index> |
| US Dollar Index® | DXY <Index> |
| MSCI EAFE Net Total Return® | NDDUEAFE <Index> |
| MSCI Emerging Markets Free Total Return® | NDUEEGF <Index> |
| Russell 2000 Total Return® | RU20INTR <Index> |
| BBA One Month USD Libor | US0001M <Index> |

The respective component weightings are rebalanced monthly based upon the monthly performance of each market measure and of the HFRI Composite Index over the previous 24 months. This rebalance is driven by the Model, a proprietary rules-based, discretion-free regression model developed by Merrill Lynch. Exposures to market measures can be positive (long) or negative (short), except for the MSCI Emerging Markets Free Total Return, which can only be long.

## Correlation between the Model and the HFRI Composite Index[2]



1.00
0.95
0.90
0.85
0.80
0.75
Jan-96
Jan-97
Jan-98
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07

The above chart shows the correlation of the monthly returns of the Model and the HFRI Composite Index over the preceding 24 month period from January 1996 through August 2007.

## Benefits of the Merrill Lynch Factor Model℠

| | Single Manager | Fund of Hedge Funds | Investable Hedge Fund Indices | Merrill Lynch Factor Model |
|---|---|---|---|---|
| Daily Liquidity | ✗ | ✗ | ✗ | ✓ |
| Full Transparency | ✗ | ✗ | ✗ | ✓ |
| Diversified Exposure | ✗ | ✓ | ✓ | ✓ |
| Freely Investable & Transferable | ✗ | ✗ | ✗ | ✓ |
| Structural Flexibility | ✗ | ✗ | ✗ | ✓ |

## Investor Applications

Merrill Lynch has the capability to bring to the market various products linked to the Model. From registered notes for retail investors, to customized notes and OTC products for institutional and private investors, Merrill Lynch can structure products that offer various features such as principal protection, enhanced yield or leverage. Different types of products linked to the Model offer different potential benefits.

## For additional information please visit:

**MLFM Webpage:** gmi.ml.com/factormodel/
**Bloomberg Page:** MLEIFCTR <Index>
**Reuters Page:** .MLFACTORMODEL

## Merrill Lynch Factor Model Creation[3]



HFRI Fund Weighted Composite Index
2,000 Equally Weighted Hedge Funds
~$400 bn AUM
Event Driven
Equity Hedge
Interest Rates
Fixed Income
Macro
Market Timing
Emerging Markets
Potential Model Components
Commodities
Corporate and Government Debt
High Yield Debt
Equities
Exotic Examples: Momentum/Volatility
Currencies
Actual Model Factors
S&P 500
Russell 2000
MSCI EAFE
MSCI EMF
USD Index
One Month Libor
"HEDGE
FUND
BETA"

Factors to Consider The applicable issuer will have filed a registration statement (including a prospectus) with the SEC for The Merrill Lynch Factor ModelSM does not any offering to which this communication relates. represent an investment in hedge funds. Before you invest, you should read the prospectus in Instead the Model aims to achieve a high that registration statement and other documents that correlation to “hedge fund beta” through the applicable issuer has filed with the SEC relating to investment in a combination of six such offering for more complete information about well-known, traded market measures. the issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR There is no guarantee the Model will track on the SEC web site at www.sec.gov. Alternatively, the HFRI Composite Index in the future. the applicable issuer, any agent or any dealer participating in the particular offering will arrange to send The Model does not reflect the return of you the prospectus and other documents relating to owning stocks or other instruments included any such offering by calling toll-free 888-449-3008. in any underlying market measure. Many factors will affect the level of the Model (1) Each of the market measures included in the Model is a registered trademark and/or service mark of one of the following (each an “Index Provider”): The or the value of any product linked to the McGraw-Hill Companies, Inc., Intercontinental Exchange, Inc., MSCI or The Frank Russell Company. Model. These factors interrelate in complex The Model is not sponsored, endorsed, sold or promoted by any Index ways and the effect of one factor may offset Provider and none of the Index Providers bears any liability with respect to the Model or any product or offering related to the Model. or magnify the effect of another factor. Merrill Lynch & Co. or an affiliate thereof has entered into a license agreement with each Index Provider. No purchaser, seller or holder of any product or offering related to the Model should use or refer to any trade name, trademark It is possible that you may not earn a return or service mark listed above to sponsor, endorse, market or promote the Model without first determining whether permission is required. on an investment in any product linked to (2) Data from July 2003 through May 2006 is based on the application of the the Model or that you could lose all or some Model methodology to historical values. Data from June 2006 is actual data. Past performance of the Model is not necessarily indicative of future performance. of an investment in a product linked to the (3) The Merrill Lynch Factor Model Creation chart on page two illustrates the process by which Merrill Lynch created the Merrill Lynch Factor Model. After Model. selecting as a benchmark the specific universe of hedge funds, Merrill Lynch determined the composition of publicly available market measures that, when adjusted each month pursuant to its proprietary algorithm, most accurately For a full description of the risks associated emulated the performance of the benchmark over a 24 month look-back period. with an investment in any product linked Merrill Lynch Factor ModelSM is a service mark of to the Model you should read the relevant Merrill Lynch & Co., Inc. offering document before making an investment decision. © 2007 Merrill Lynch, Pierce, Merrill Lynch Fenner & Smith Incorporated. Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC).